Exhibit 99.4

Pfizer Inc 235 East 42nd Street New York, NY 10017 www.pfizer.com John Young Group President, Global Established Pharma Business

Dear Global Established Pharma Colleagues,

You have probably seen the letter that Ian sent to all colleagues today after a press release was issued confirming that we submitted a preliminary, non-binding proposal to the board of directors of AstraZeneca in January regarding a possible merger transaction. The discussions stopped when AstraZeneca declined to pursue negotiations. However, in light of recent market developments, we recently contacted AstraZeneca to renew discussions but they again declined to engage. We are now considering our options. (Read Ian’s letter and the news release here.)

I am sure that today’s news may be surprising for many of you. However, as Ian outlined in his letter, our market place continues to change and evolve with ever more challenges and pressures on our business. That is true for our GEP business too as we see our strong position with our mature portfolio coming under pressure from competitors in both developed and emerging markets who are extremely active in using business development to strengthen their own competitive positions.

I believe a potential combination of Pfizer and AstraZeneca would provide an excellent opportunity to strengthen our established pharma business and we would be well-positioned to optimize our combined portfolio lifecycles around the world.

Today GEP represents around half of Pfizer’s total revenues and our portfolio has more than 600 products and over 200 in-licensed molecules. A potential combination with AstraZeneca would significantly expand our revenue base, and would enable us to leverage our broad geographic reach, which combined with the increased breadth of our portfolio and would bolster the strength and consistency of the cashflow we could generate. If we combine with AstraZeneca we would create both cost efficiencies and an enhanced presence in emerging markets where the majority of growth in the pharma market is occurring.

As you know, we still have much work to do to fully implement our GEP strategy. Given there is no guarantee that we will move from the possible offer stage to making a formal offer to combine with AstraZeneca, the most important thing each of us can do is to continue to focus 100 percent on our current jobs to drive our GEP business this year. When there is more information to share, I am committed to keeping you updated.

Thank you for your dedication. I know I can count on every colleague within GEP to build on our strong start to the year and to help deliver on our commitments for 2014.

Kind Regards,

Forward-Looking Statements

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pfizer and the combined businesses of AstraZeneca and Pfizer and certain plans and objectives of Pfizer with respect thereto, including the expected benefits of a potential combination as well as whether a potential combination will be pursued. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use future dates or words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the possibility that a possible offer will not be pursued or will be pursued on different terms and conditions, failure to obtain necessary regulatory approvals or any required financing or to satisfy any of the other conditions to a possible combination, adverse effects on the market price of Pfizer’s common stock and on Pfizer’s operating results because of a failure to complete the possible combination, failure to realize the expected benefits of the possible combination, negative effects of the announcement or the consummation of the possible combination on the market price of Pfizer’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the combined companies following a possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made by Pfizer in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause Pfizer’s plans with respect to AstraZeneca, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. Pfizer assumes no obligation to update or revise the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended 31, December 2013 and in its subsequent reports on Form 10-Q and Form 8-K, the contents of which are not incorporated by reference into, nor do they form part of, this document.

Additional U.S.-Related Information

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfizer or AstraZeneca. Subject to future developments, Pfizer may file a registration statement and/or tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a possible combination. Pfizer and AstraZeneca shareholders should read those filings, and any other filings made by Pfizer with the SEC in connection with a possible combination, as they will contain important information. Those documents, if and when filed, as well as Pfizer’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Pfizer’s website at www.pfizer.com.